UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 13, 2015

EPR Properties
(Exact name of registrant as specified in its charter)

Maryland	001-13561	43-1790877
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
909 Walnut Street, Suite 200
Kansas City, Missouri 64106
(Address of principal executive office)(Zip Code)
(816) 472-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
New Employment Agreements
In connection with its ongoing succession planning efforts and the recent retirement of its former President and Chief Executive Officer, EPR Properties (the "Company") undertook a comprehensive review and analysis of the existing employment agreements with its executive officers (the "Old Agreements"). Led by its Compensation and Human Capital Committee (the "Committee"), the review and analysis of the Old Agreements resulted in the Committee's identification of several provisions in the Old Agreements as not reflecting what it understands to be best practices. Among these was an automatic "evergreen" term provision that resulted in the Old Agreement's perpetual duration. The Old Agreements also provided no mechanism for the Company's nonrenewal of them without triggering a substantial severance payment obligation. Together these provisions gave executives considerable leverage to resist changes in the terms and conditions of their employment. In this regard, as previously disclosed, in consideration of the former President and Chief Executive Officer agreeing to retire, the Company was required to pay retirement severance benefits substantially equal to those that would be payable to him under his Old Agreement if he were to be terminated without "cause."
At the conclusion of the Committee's review and analysis of the Old Agreements, the Committee and the Company's new President and Chief Executive Officer, Gregory K. Silvers, worked together in developing a new form of employment agreement (the "New Agreements"). The New Agreements were designed with the intent of being more consistent with best practices and providing the Company with greater flexibility in its decision making as to its executives and the terms and conditions of their employment. Despite the perceived economic incentive that most of the executives personally had to retain the Old Agreements, the executives nevertheless agreed to replace the Old Agreements with the New Agreements. On May 13, 2015, the Company entered into the New Agreements with each of its executive officers, namely the following individuals:
Gregory K. Silvers, President and Chief Executive Officer
Mark A. Peterson, Executive Vice President and Chief Financial Officer
Morgan G. Earnest II, Senior Vice President and Chief Investment Officer
Craig L. Evans, Senior Vice President, General Counsel and Secretary
Thomas B. Wright, III, Senior Vice President - Human Resources and Administration
Michael L. Hirons, Vice President - Strategic Planning
One of the more significant changes reflected in the New Agreements as compared to the Old Agreements is the reduction in the amount of the severance payments available to executive officers upon a termination of employment without "cause" or with "good reason," a termination of employment due to disability or death. Under the Old Agreements with Messrs. Silvers, Peterson, Earnest and Hirons (Messrs. Evans and Wright recently joined the Company and were not parties to the Old Agreements), if the employment of each of those executives had been terminated this year as a result of the occurrence of any such event, the aggregate severance payments by the Company would have been equal to approximately $23.1 million. In contrast, the aggregate severance payments by the Company under such circumstances would be approximately $6.3 million (a reduction of approximately $16.8 million) under the New Agreements. This reduction in potential severance payments resulted from a reduction in the severance multiple applicable to most executives and the elimination of Long-Term Incentive Plan ("LTIP") awards from the severance payment calculation.

The following chart summarizes the material changes implemented by the New Agreements as compared to the Old Agreements:

Provision	Old Agreements	New Agreements
Term	Perpetual, automatic evergreen, term. No ability to prevent a renewal of the term without triggering a substantial severance payment obligation.	Three year term, with no provision for its renewal.
Severance Calculation
The product of the severance multiple (see below) times the sum of:

(i) base salary, plus

(ii) the latest Annual Incentive Program ("AI") award (including the premium for election to receive restricted shares), plus

(iii) the latest LTIP award.

The product of the severance multiple (see below) times the sum of:
(i)base salary, plus
(ii)the AI awards (excluding the premium for election to receive restricted shares).
LTIP awards have been eliminated from the severance payment calculation.

Severance Multiples	A 3x severance multiple for three of the executive officers.
A 3x severance multiple only applies to the President and Chief Executive Officer. A 2.5x severance multiple applies to the Chief Financial Officer and the Chief Investment Officer, and a 2x severance multiple applies to each other executive officer.

Severance Benefit upon Death	Executive officers receive the full severance benefit upon death. The Company maintained key-man insurance policies to cover this risk.	No severance benefit upon death. The Company will provide more cost-effective term life insurance to the executive officers at substantially lower levels than current key-man policies.
Vesting of Equity Awards	Upon termination without "cause," termination for "good reason," death or disability, restricted shares and options vest and options are exercisable for 180 days.	No change in the provisions, except that options are exercisable for a period ending on the earlier of: (i) five years from the employment termination date; or (ii) the expiration dates of the options.
Tax Gross-Ups	Gross-up for any excise tax relating to parachute payments.	The tax gross-up provision has been eliminated.
In addition, the New Agreements provide that the executives will be paid the following base salaries for 2015:

Gregory K. Silvers	$585,000
Mark A. Peterson	$400,000
Morgan G. Earnest II	$412,571
Craig L. Evans	$310,000
Thomas B. Wright, III	$285,000
Michael L. Hirons	$288,915
The foregoing description of the New Agreements does not purport to be complete and is subject to, and qualified in its entirety by, reference to each of the New Agreements, which are attached hereto as Exhibits 10.1 through 10.6, and which are incorporated herein by reference.

Employee Severance Plan
On May 13, 2015, the Company's Board of Trustees adopted an Employee Severance Plan (the "Plan") which provides severance benefits for all employees of the Company. The Plan will apply to the executive officers upon expiration of their New Agreements in three years. At that time, the severance payment calculation for all executive officers will be based on a 2x severance multiple times the sum of base salary plus the annual incentive bonus, except in the case of a change of control, in which case Mr. Silvers will be entitled to a 3x severance multiple and Mr. Peterson will be entitled to a 2.5x severance multiple. This will generally result in a further reduction in the Company's severance payment exposure with respect to executive officers as compared with that provided under the Old Agreements.
Item 5.07. Submission of Matters to a Vote of Security Holders.
At the Company's annual meeting of shareholders held on May 13, 2015, the matters voted upon and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to such matters, were as stated below:
Proposal No. 1:
The following nominees for Class III trustees were elected to serve three-year terms expiring in 2018:

	For	Withheld	Broker Non-Votes
Jack A. Newman, Jr.	41,547,134	4,226,757	4,628,260
Thomas M. Bloch	44,343,378	1,430,513	4,628,260
The following nominee for Class II trustee was elected to serve the remaining balance of a three-year term expiring in 2017:

	For	Withheld	Broker Non-Votes
Gregory K. Silvers	44,703,468	1,070,423	4,628,260
Proposal No. 2:
The shareholders approved the compensation of the Company's named executive officers as presented in the Company's proxy statement on a non-binding, advisory basis:

For	42,728,467
Against	2,758,669
Abstain	286,754
Broker Non-Vote	4,628,260

Proposal No. 3:
The shareholders approved the ratification of KPMG LLP as the Company's independent registered public accounting firm for 2015:

For	44,160,881
Against	6,177,201
Abstain	64,068
Broker Non-Vote	—

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated as of May 13, 2015, by and between the Company and Gregory K. Silvers.
10.2	Employment Agreement, dated as of May 13, 2015, by and between the Company and Mark A. Peterson.
10.3	Employment Agreement, dated as of May 13, 2015, by and between the Company and Morgan G. Earnest II.
10.4	Employment Agreement, dated as of May 13, 2015, by and between the Company and Craig L. Evans.
10.5	Employment Agreement, dated as of May 13, 2015, by and between the Company and Thomas B. Wright, III.
10.6	Employment Agreement, dated as of May 13, 2015, by and between the Company and Michael L. Hirons.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPR PROPERTIES

By:	/s/ Mark A. Peterson
Name:	Mark A. Peterson
Title:	Executive Vice President, Treasurer and Chief Financial Officer
Date: May 14, 2015

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Employment Agreement, dated as of May 13, 2015, by and between the Company and Gregory K. Silvers.
10.2	Employment Agreement, dated as of May 13, 2015, by and between the Company and Mark A. Peterson.
10.3	Employment Agreement, dated as of May 13, 2015, by and between the Company and Morgan G. Earnest II.
10.4	Employment Agreement, dated as of May 13, 2015, by and between the Company and Craig L. Evans.
10.5	Employment Agreement, dated as of May 13, 2015, by and between the Company and Thomas B. Wright, III.
10.6	Employment Agreement, dated as of May 13, 2015, by and between the Company and Michael L. Hirons.